EXHIBIT 99.1


                                             FOR IMMEDIATE RELEASE
CONTACT:
                                             Stephen D. Axelrod, CFA
Jerry O'Brien, CFO                           Don Weinberger
NUWAVE TECHNOLOGIES, INC.                    WOLFE AXELROD WEINBERGER ASSOC.
973-882-8810, Ext. 212                       (212) 370-4500, (212) 370-4505 fax
                                             e-mail: steve@wolfeaxelrod.com

         NUWAVE TECHNOLOGIES, INC. ANNOUNCES NEW FINANCING ARRANGEMENT

  -NEW FINANCING WILL RAISE A MINIMUM OF $3 MILLION TO A MAXIMUM OF $6 MILLION-

FAIRFIELD, NJ - DECEMBER 30, 1999 - NUWAVE TECHNOLOGIES, INC. (NASDAQ: WAVE), a leading developer of digital and analog video and picture enhancement technology, today announced that it has an agreement with a placement agent to raise a minimum of $3 million to a maximum of $6 million through an equity private placement on a best efforts basis. The private placement is expected to take place in January 2000 and will include the sale of units consisting of a combination of shares of the Company's Common stock and warrants to purchase shares of the Company's Common stock. The units will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The closing of the placement is subject to shareholder approval in order to meet Nasdaq regulatory compliance.

The Company terminated its previous agreement with Profutures Special Equities Fund, L.P. regarding future financings and the warrants to purchase 100,000 shares of the Company's Common Stock that were granted to Profutures as part of the arrangement have also been cancelled.

Assuming the completion of the aforementioned activities, the Company believes that its financing needs for the next 18 to 24 months will be satisfied.

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NUWAVE TECHNOLOGIES, INC. (HTTP://WWW.NUWAV.COM/) develops proprietary, state-of-the-art picture and video enhancement technology for potential commercialization. This technology is designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, and can be utilized at a low cost via the breakthrough software of PictureWizard2000.

Certain statements in this release are forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions, risks of intellectual property litigation, and the risk factors detailed from time to time in the Company's annual report on form 10KSB and other material filed with the Securities and Exchange Commission.

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